Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	February 5, 2018
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837

RGC RESOURCES, INC. REPORTS
FIRST QUARTER EARNINGS

ROANOKE, Va. (February 5, 2018)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $2,059,462 or $0.28 per share for the quarter ended December 31, 2017. This includes a one-time, non-cash charge of $208,288 resulting from the tax reform law and a $462,442 refund reserve for excess revenues billed to Roanoke Gas customers attributable to the corresponding reduction in income tax expense. This compares to consolidated earnings of $2,232,218 or $0.31 per share for the quarter ended December 31, 2016.

Earnings for the twelve months ending December 31, 2017 were $6,060,109 or $0.84 per share compared to$6,116,294 or $0.85 per share for the twelve months ended December 31, 2016. Excluding the one-time charge, twelve-month earnings would have increased by 2.5%. CEO John D’Orazio attributed the increase in to improved utility margins associated with infrastructure replacement programs, increased gas volumes attributed to customer growth, and the investment in the MVP.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Net income for the three months ended December 31, 2017 is not indicative of the results to be expected for the fiscal year ending September 30, 2018 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.

Summary financial statements for the first quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Revenues	$18,756,051	$18,788,585	$62,264,336	$61,841,820
Cost of sales	9,682,616	9,397,680	29,772,649	29,624,117
Gross margin	9,073,435	9,390,905	32,491,687	32,217,703
Equity in earnings of MVP	148,811	84,540	485,917	215,867
Other operating expenses, net	5,414,443	5,412,342	21,277,395	20,776,812
Interest expense	612,645	458,521	2,071,378	1,686,486
Income before income taxes	3,195,158	3,604,582	9,628,831	9,970,272
Income tax expense	1,135,696	1,372,364	3,568,722	3,853,978
Net income	$2,059,462	$2,232,218	$6,060,109	$6,116,294
Net earnings per share of common stock:
Basic	$0.28	$0.31	$0.84	$0.85
Diluted	$0.28	$0.31	$0.83	$0.85
Cash dividends per common share	$0.1550	$0.1450	$0.5900	$0.5500
Weighted average number of common shares outstanding:
Basic	7,248,094	7,194,594	7,232,171	7,168,049
Diluted	7,296,180	7,210,547	7,276,772	7,180,686

Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
Assets	2017	2016
Current assets	$21,881,630	$21,453,170
Total property, plant and equipment, net	151,909,137	135,780,493
Other assets	22,490,552	18,728,080
Total Assets	$196,281,319	$175,961,743
Liabilities and Stockholders’ Equity
Current liabilities	$17,876,580	$28,756,950
Long-term debt	69,793,783	41,135,426
Deferred credits and other liabilities	47,309,921	48,788,676
Total Liabilities	134,980,284	118,681,052
Stockholders’ Equity	61,301,035	57,280,691
Total Liabilities and Stockholders’ Equity	$196,281,319	$175,961,743